UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 27, 2010

Date of Report (Date of earliest event reported)

TIB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Florida	0000-21329	65-0655973
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)
599 9th Street North, Suite 101 Naples, Florida		34102-5624
(Address of principal executive offices)		(Zip Code)
(239) 263-3344
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

                On December 27, 2010, TIB Financial Corp. (the “Company”) received written notice from the NASDAQ Stock Market (the “NASDAQ”) that it no longer meets the minimum 750,000 publicly held shares requirement for The  NASDAQ Global Select Market under Listing Rule 5450(b)(1)(B).  For purposes of the listing requirement, publicly held shares means total shares outstanding less any shares held by officers, directors, or beneficial owners of 10 percent or more.

                The Company has advised the Nasdaq of its plan to regain compliance.  Based on the Company’s plan, the Nasdaq may, in its discretion, grant the Company an extension period (which in no event will exceed 180 days) during which the Company may demonstrate evidence of compliance. Specifically, the Company is currently engaged in a previously announced subscription rights offering, in which 1,488,792 shares of the Company’s common stock are being offered to holders of record of the Company’s common stock as of 4:01 p.m., New York City time, on July 12, 2010.  If a sufficient number of shares of common stock being offered in the rights offering are purchased by persons who are not officers or directors of the Company, the Company would meet the requirement to have 750,000 publicly held shares outstanding. If the NASDAQ’s publicly held shares requirement is not met as a result of subscriptions in the rights offering or otherwise, there can be no assurance that the Company will be able to maintain its listing on the NASDAQ.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIB FINANCIAL CORP.
Date: December 28, 2010	By:	/s/ Stephen J. Gilhooly
Stephen J. Gilhooly
Executive Vice President and Treasurer